Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated November 18, 2011 (except for Notes 1 and 6, as to which the date is         , 2011), in the Registration Statement (Form S-1) and related Prospectus of Inergy Midstream, L.P. (formerly Inergy Midstream, LLC) for the registration of Common Units.

Ernst & Young LLP

Kansas City, Missouri

The foregoing report is in the form that will be signed upon the completion of the transfer of 100% ownership of US Salt, LLC and Tres Palacios Gas Storage LLC to Inergy, L.P.

/s/ Ernst & Young LLP

Kansas City, Missouri

November 18, 2011